Exhibit 99.2
First Texas BHC, Inc. and Subsidiaries
Consolidated Financial Statements

Independent Auditor’s Report
The Board of Directors
First Texas BHC, Inc. and Subsidiaries
Fort Worth, Texas
Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of First Texas BHC, Inc. and Subsidiaries (Company), which comprise the consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2016 and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based upon our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Texas BHC, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.
Dallas, Texas
March 13, 2017

Consolidated Balance Sheets
December 31, 2016 and 2015
(Dollar amounts in thousands, except per share data)
	2016	2015
ASSETS
Cash and cash equivalents	$189,920	$108,839
Securities available for sale, at fair value	63,296	70,749
Other equity investments	12,857	8,773
Loans held for sale	4,836	8,903
Loans, net	1,774,521	1,471,915
Premises and equipment, net	25,679	27,024
Cash surrender value of life insurance policies	6,790	6,495
Goodwill	37,227	37,227
Core deposit intangibles, net	32	88
Deferred tax asset, net	6,169	5,233
Accrued interest receivable	4,195	3,450
Other assets	3,485	3,475
Total assets	$2,129,007	$1,752,171
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$452,898	$389,284
Interest bearing	1,200,483	967,036
Total deposits	1,653,381	1,356,320
Other borrowings	159,990	69,975
Repurchase agreements	50,000	50,000
Junior subordinated debentures	8,248	8,248
Subordinated debt – non-convertible	21,969	21,954
Other liabilities	8,576	9,076
Total liabilities	1,902,164	1,515,573
Commitments and contingencies	—	—
Shareholders’ equity:
Series C cumulative perpetual preferred shares, $1 par value, $1,000 per share liquidation value; 29,822 shares authorized, no shares issued and outstanding at December 31, 2016 and 29,822 shares issued and outstanding at December 31, 2015	—	29,822
Common stock, $1 par value; 10,000,000 shares authorized; 7,774,033 shares issued and 7,755,170 shares and 7,723,226 shares issued and outstanding at December 31, 2015	7,774	7,723
Surplus	169,225	166,801
Retained earnings	53,117	34,520
Treasury stock	(830)	—
Other equity components	(2,019)	(1,952)
Accumulated other comprehensive loss, net of tax benefit of $228 and $170 at December 31, 2016 and 2015, respectively	(424)	(316)
Total shareholders’ equity	226,843	236,598
Total liabilities and shareholders’ equity	$2,129,007	$1,752,171

Consolidated Statements of Income
Years Ended December 31,
(Dollar amounts in thousands, except per share data)
	2016	2015	2014
Interest income:
Loans, including fees	$77,971	$67,771	$61,357
Securities	1,134	1,235	1,392
Federal funds sold and other	649	497	369
Total interest income	79,754	69,503	63,118
Interest expense:
Deposits	7,472	6,168	5,002
Other borrowings	4,379	4,151	4,577
Total interest expense	11,851	10,319	9,579
Net interest income	67,903	59,184	53,539
Provision for loan losses	2,109	1,634	2,205
Net interest income after provision for loan losses	65,794	57,550	51,334
Noninterest income:
Service charges	1,688	1,563	1,459
Other fee income	3,921	3,409	2,781
Net gain on sale of loans	2,970	2,912	1,939
Other	5,147	5,211	4,250
Total noninterest income	13,726	13,095	10,429
Noninterest expense:
Salaries and employee benefits	33,536	30,519	27,881
Occupancy	3,828	3,743	3,724
Equipment	2,045	2,087	2,166
Professional fees	2,280	1,925	2,483
Communications	643	630	644
Data processing	2,794	2,529	2,187
Core deposit intangible amortization	55	55	786
Business development	1,316	1,276	1,191
Supplies	185	189	205
Other	4,169	4,012	3,335
Total noninterest expense	50,851	46,965	44,602
Income before income taxes	28,669	23,680	17,161
Income tax expense	10,050	8,469	6,195
Net income	18,619	15,211	10,966
Preferred stock dividends	(22)	(298)	(299)
Net income available to common shareholders	$18,597	$14,913	$10,667
Earnings per share:
Basic	$2.40	$2.16	$1.85
Diluted	$2.18	$1.89	$1.53

Consolidated Statements of Comprehensive Income
Years Ended December 31,
(Dollar amounts in thousands, except per share data)
	2016	2015	2014
Net income	$18,619	$15,211	$10,966
Other comprehensive income (loss), net of tax, on securities available for sale:
Change in net unrealized gain (loss), net of tax benefit (expense) of $58, $1 and ($626), for the years ended December 31, 2016, 2015 and 2014, respectively	(108)	(2)	1,203
Other comprehensive income (loss), net of tax	(108)	(2)	1,203
Total comprehensive income, net of tax	$18,511	$15,209	$12,169

Consolidated Statements of Changes in Shareholders’ Equity
Years Ended December 31,
(Dollar amounts in thousands, except per share data)
	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Other Equity Components	Total Shareholders’ Equity
Balance January 1, 2014	$29,822	$5,525	$103,894	$8,940	$(1,517)	$—	$—	$146,664
Net income	—	—	—	10,966	—	—	—	10,966
Other comprehensive income	—	—	—	—	1,203	—	—	1,203
Issuance of common stock (996,578 shares)	—	996	28,381	—	—	—	—	29,377
Preferred stock dividends	—	—	—	(299)	—	—	—	(299)
Loan to ESOP	—	—	4	—	—	—	(1,131)	(1,127)
Loans secured by common stock	—	—	1	—	—	—	(823)	(822)
Stock-based compensation expense recognized in earnings	—	—	575	—	—	—	—	575
Balance December 31, 2014	29,822	6,521	132,855	19,607	(314)	—	(1,954)	186,537
Net income	—	—	—	15,211	—	—	—	15,211
Other comprehensive loss	—	—	—	—	(2)	—	—	(2)
Issuance of common stock (1,201,989 shares)	—	1,202	32,801	—	—	—	—	34,003
Preferred stock dividends	—	—	—	(298)	—	—	—	(298)
Loan to ESOP	—	—	34	—	—	—	94	128
Loans secured by common stock	—	—	3	—	—	—	(92)	(89)
Stock-based compensation expense recognized in earnings	—	—	1,108	—	—	—	—	1,108
Balance December 31, 2015	29,822	7,723	166,801	34,520	(316)	—	(1,952)	236,598
Net income	—	—	—	18,619	—	—	—	18,619
Other comprehensive loss	—	—	—	—	(108)	—	—	(108)
Redemption of preferred stock (29,822 shares)	(29,822)	—	—	—	—	—	—	(29,822)
Issuance of common stock (50,807 shares)	—	51	1,626	—	—	—	—	1,677
Purchase of treasury stock (26,263 shares)	—	—	—	—	—	(1,086)	—	(1,086)
Sale of treasury stock (7,400 shares)	—	—	—	—	—	256	—	256
Preferred stock dividends	—	—	—	(22)	—	—	—	(22)
Loan to ESOP	—	—	32	—	—	—	109	141
Loans secured by common stock	—	—	4	—	—	—	(176)	(172)
Payments for vested stock options	—	—	(544)	—	—	—	—	(544)
Stock-based compensation expense recognized in earnings	—	—	1,306	—	—	—	—	1,306
Balance December 31, 2016	$—	$7,774	$169,225	$53,117	$(424)	$(830)	$(2,019)	$226,843

Consolidated Statements of Cash Flows
Years Ended December 31,
(Dollar amounts in thousands, except per share data)
	2016	2015	2014
Cash flows from operating activities:
Net income	$18,619	$15,211	$10,966
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	2,202	2,315	3,027
Net amortization on securities	312	334	392
Amortization of debt issuance costs	30	21	—
Provision for loan losses	2,109	1,634	2,205
Stock-based compensation expense	1,306	1,108	575
Writedown of other real estate owned	544	—	7
Net (gain) loss on sale of other real estate owned	(253)	28	(103)
Net increase in cash surrender value of life insurance	(85)	(29)	(133)
Net gain on sale of loans	(2,970)	(2,912)	(1,939)
Net loss on disposal of premises and equipment	9	2	11
Deferred tax benefit	(878)	(335)	(152)
Originations of loans held for sale	(147,158)	(114,650)	(90,158)
Proceeds from loans held for sale	151,225	112,510	91,363
(Increase) decrease in other assets	(4,472)	321	(1,871)
(Decrease) increase in other liabilities	(866)	943	(218)
Net cash provided by operating activities	19,674	16,501	13,972
Cash flows from investing activities:
Securities available for sale:
Purchases	(20,833)	(12,976)	(5,612)
Maturities, calls and principal repayments	27,808	14,815	10,938
Net change in loans	(304,118)	(122,711)	(247,628)
Proceeds from sale of other real estate owned	2,082	602	1,123
Proceeds from sale of premises and equipment	1	—	1
Purchases of premises and equipment	(812)	(826)	(4,034)
Purchases of life insurance policies	(210)	(262)	(253)
Net cash used in investing activities	(296,082)	(121,358)	(245,465)
Cash flows from financing activities:
Net increase in deposits	297,061	103,682	267,914
(Decrease) increase in federal funds purchased	(5,000)	5,000	—
Advances (payments) on FHLB advances	85,000	(15,000)	9,999
Advance on line of credit	10,000	—	—
Debt issuance costs included in other borrowings	—	(30)	—
Net (payment on) proceeds from subordinated debt	—	(1,501)	4,675
Dividends on preferred stock	(22)	(298)	(299)
(Increase) decrease in ESOP loan	141	128	(1,127)
Increase in loans secured by common stock	(172)	(89)	(822)
Payments for vested stock options	(544)	—	—
Redemption of preferred stock	(29,822)	—	—
Purchase of treasury stock	(1,086)	—	—
Sale of treasury stock	256	—	—
Issuance of common stock	1,677	21,804	29,377
Net cash provided by financing activities	357,489	113,696	309,717
Net increase in cash and cash equivalents	81,081	8,839	78,224
Cash and cash equivalents at beginning of year	108,839	100,000	21,776
Cash and cash equivalents at end of year	$189,920	$108,839	$100,000

Notes to Consolidated Financial Statements
1.   Business and Summary of Significant Accounting Policies
Pending Acquisition of First Texas BHC, Inc. by Simmons First National Corporation
On January 23, 2017, First Texas BHC, Inc. (First Texas) entered into an agreement and plan of merger (merger agreement) with Simmons First National Corporation (Simmons).
Under the terms of the agreement Simmons will acquire all of the outstanding common stock of First Texas for approximately $462,000,000 (based on Simmons common stock closing price as of January 20, 2017). More specifically, First Texas shareholders and other equity right holders will receive, in the aggregate, 6,500,000 shares of Simmons common stock and $70,000,000 in cash, all subject to certain conditions and potential adjustments. The transaction is expected to close during the fourth quarter of 2017.
The merger agreement contains both customary and specific representations, warranties, and covenants for each of the parties. Also the merger agreement contains certain termination rights for both Simmons and First Texas and further provides that a termination fee of  $18,000,000 will be payable by First Texas to Simmons upon termination of the agreement under certain specified circumstances.
The completion of the acquisition is subject to various customary closing and other conditions, including but not limited to, the approval of the merger agreement by each party’s shareholders and the receipt of required regulatory approvals.
The foregoing limited description of the transaction and merger agreement does not purport to be complete and is qualified in its entirety by reference to the merger agreement.
Basis of Presentation
The accompanying consolidated financial statements include the accounts of First Texas BHC, Inc. (Parent) (a Texas Corporation), and its wholly-owned subsidiaries, SWB Recovery Corp. and Southwest Bank (Bank) and the Bank’s wholly-owned subsidiary, Harob, (collectively referred to as the Company). In 2015, the Bank’s wholly-owned subsidiary BMC Mortgage Services, Inc. (BMC) was terminated. The Parent owns the outstanding common stock of First Texas BHC Statutory Trust II (Trust II), which was formed for the purpose of issuing company-obligated, mandatorily-redeemable preferred securities. See Note 11 for further discussion of Trust II.
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and the prevailing practices within the banking industry. The Subsidiary entities are included in the accompanying financial statements from their dates of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.
Nature of Operations
The Company is principally engaged in traditional community banking activities provided through its banking offices in Fort Worth, Dallas, Saginaw, Mansfield, Burleson, Grapevine, and Arlington. Community banking activities include the Company’s commercial and retail lending, deposit gathering, investment, and treasury management activities. Mortgage banking activities are provided through offices in Fort Worth, Dallas, and Austin.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the reporting period. Actual results could differ from those estimates. The allowance for possible loan losses, valuation of other real estate owned and goodwill, the fair value of stock-based compensation awards, and the fair values of financial instruments are particularly subject to change.

Subsequent Events
The Company has evaluated subsequent events through March 13, 2017, the date on which the consolidated financial statements were available to be issued.
Cash and Cash Equivalents
For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, deposits with other financial institutions, and federal funds sold. All highly liquid investments with an initial maturity of less than ninety days are considered to be cash equivalents. Cash flows from loans and deposits are reported net. The Company maintains deposits with other financial institutions. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risk associated with the counterparties to these transactions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents.
The Company was not required to have funds on hand or on deposit at December 31, 2016 and 2015 with the Federal Reserve Bank to meet regulatory reserve and clearing requirements. Deposits with the Federal Reserve Bank earned interest in the amount of approximately $250,000, $157,000 and $48,000 for the years ending December 31, 2016, 2015 and 2014, respectively.
Securities
Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they may be used as part of the Company’s asset/liability strategy and may be sold prior to maturity in response to changes in interest rate risk, prepayment risk, or other similar economic factors. Securities available for sale are carried at fair value, with unrealized holding gains and losses, net of tax, reported in other comprehensive income. Management determines the appropriate classification of securities at the time of purchase. As of December 31, 2016 and 2015, all securities were classified as available for sale.
The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Gains and losses on sales are based on the amortized cost of the security sold.
Declines in the fair value of individual securities below their cost that are considered other than temporary result in write downs of the individual securities to their fair value. The related write downs, if any, are included in earnings as realized losses.
Other equity investments such as stock in the Federal Home Loan Bank, Federal Reserve Bank, and Independent Bankers Financial Corporation are carried at cost.
Loans Held for Sale
Loans originated or purchased and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans.
Loans
Loans are reported at the principal balance outstanding, less the allowance for loan losses, net of unamortized premium, net deferred loan fees, net deferred loan costs, and net nonaccrual interest paid. Interest is accrued daily on the outstanding balances. Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans. Further information regarding the Company’s accounting policy related to past due loans, nonaccrual loans, impaired loans, and troubled-debt restructuring is presented in Note 5 — Loans and Allowance for Loan Losses.
Allowance for Loan Losses
The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated losses inherent in the loan portfolio. For further information regarding the Company’s policies and methodology used to estimate the allowance for loan losses is presented in Note 5 — Loans and Allowance for Loan Losses.
Loan Servicing and Sales
In the normal course of business, the Company sells the guaranteed portion of certain loans originated with the partial guarantee of the Small Business Administration (SBA) or U.S. Department of Agriculture (USDA). At the time of these sales, the Company retains servicing rights and interest-only strips on those loans. Gain or loss on sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. To obtain fair values, quoted market prices are used if available. However, quotes are generally not available for retained interests, so the Company generally estimates fair value based on the present value of future expected cash flows. Future expected cash flows are estimated by management based on key assumptions such as credit losses, prepayment speeds, forward yield curves, and discount rates commensurate with the risks involved.
The related servicing rights represent the estimated present values of future cash flows related to rights to service SBA and USDA loans for other investors. Loan servicing rights are amortized against loan servicing fee income on an accelerated basis in proportion to, and over the period of, estimated net future loan servicing fee income. Service fee income is recognized as the related loan payments are collected. At December 31, 2016 and 2015, the Company had capitalized loan servicing rights of approximately $274,000 and $365,000, respectively, included in other assets in the accompanying financial statements.
Capitalized interest-only strip receivables represent contractual rights to receive the rate differential between the interest rate sold to investors and the rate retained by the Company. Capitalized interest-only strip receivables are amortized against interest income as an adjustment to yield in proportion to, and over the period of, estimated net future loan servicing fee income. At December 31, 2016 and 2015, the Company had capitalized interest-only strip receivables of approximately $183,000 and $279,000, respectively, included in other assets in the accompanying financial statements.
Deferred gain on sale of loans represents the relative value of the loan sale proceeds of the retained, unguaranteed portion of the loan retained, net of amounts capitalized and the gain immediately recognized. Deferred gain is recognized into income in proportion to, and over the period of, estimated net future loan servicing fee income. At December 31, 2016 and 2015, the Company had deferred gains of approximately $684,000 and $917,000, respectively, included in other liabilities in the accompanying financial statements.
Management periodically evaluates both servicing rights and interest-only strip receivables for impairment, and, if necessary, writes such assets down to their estimated fair values. At December 31, 2016 and 2015, management has determined that the carrying amounts of servicing assets and interest-only strip receivables approximate their estimated fair values.
Premises and Equipment
Land is carried at cost. Building and improvements and furniture and equipment are stated at cost less accumulated depreciation, computed on a straight-line basis over the estimated useful lives of the assets ranging from 3 to 40 years. Leasehold improvements are generally depreciated over the term of the respective leases. The related cost and accumulated depreciation are removed from the accounts at the time an asset is sold or retired, and any resulting gain or loss is recognized in income. Maintenance and repairs are charged to operating expenses as incurred.
Other Real Estate Owned
Other real estate owned is initially recorded at fair value less the estimated costs to sell the asset. Write downs of carrying value required at the time of foreclosure are recorded as a charge to the allowance for loan losses. Costs related to the development of such real estate are capitalized, whereas those related to holding the property are expensed. Foreclosed property is subject to periodic reevaluation based upon estimates of fair value. In determining the valuation of other real estate owned, management obtains independent appraisals for significant properties. Valuation adjustments are provided, as necessary, by charges to operations.
Goodwill
Goodwill represents the excess of the cost of business acquired over the fair value of the net assets acquired. Goodwill is assessed, at least annually, for impairment, as well as when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company bases its evaluation on such impairment factors as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, and other market conditions or factors that may be present.
Intangibles and Other Long-Lived Assets
Intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. The Company’s intangible assets relate to core deposits. Intangible assets with definite useful lives are amortized on a straight-line basis over their estimated useful life. Intangible assets, premises and equipment and other long-lived assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable from future cash flows. If impaired, the assets are recorded at fair value and an impairment loss is recognized.
Stock-Based Compensation
The Company accounts for stock-based employee compensation plans in accordance with accounting rules, which require companies to expense the fair value of employee stock options and other forms of stock-based employee compensation in the financial statements over the period that an employee provides service in exchange for the award. Under these rules, the Company measures compensation cost related to stock options based on the grant-date fair value of the award using the Black-Scholes option-pricing model and recognizes it ratably, less estimated forfeitures, over the vesting term of the award.
Income Taxes
Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities (excluding deferred tax assets and liabilities related to components of other comprehensive income). Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and the tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized. Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years. Although realization is not assured, management believes it is more-likely-than-not that all of the deferred tax assets will be realized.
The Company files a consolidated income tax return with its subsidiaries. Federal income tax expense or benefit has been allocated to subsidiaries on a separate return basis. The open tax years are 2013 through 2016. When and if applicable, potential interest and penalty costs are accrued as incurred, with expenses recognized in other noninterest expense in the statements of consolidated income.
For the years ended December 31, 2016, 2015 and 2014, management has determined there are no uncertain tax positions.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are not reported as a separate component in the consolidated statement of income, such items are components of comprehensive income. Gains and losses on available for sale securities are reclassified to net income as the gains or losses are realized upon sale of the securities. Other than temporary impairment charges are reclassified to net income at the time of the charge.
Fair Values of Financial Instruments
ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements (see Note 18 — Fair Values Disclosures and Note — 19 Fair Value Measurements). In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, a fair value is based upon models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such validation adjustments are applied consistently over time.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Dividend Restriction
Banking regulations require the maintenance of certain capital and net income levels that may limit the amount of dividends that may be paid. Approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels. Regulatory capital requirements are more fully disclosed in Note 21 — Regulatory Matters.
Treasury Stock
Treasury stock is recorded at cost. At December 31, 2016, the Company had 18,863 shares held in treasury. The Company had no shares held in treasury at December 31, 2015.
Operating Segments
While the chief decision makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial services operations are considered by management to be aggregated into one reportable operating segment.
Reclassifications
Certain reclassifications have been made to the prior year’s consolidated financial statements to conform to the current year’s presentation. Such reclassifications had no effect on net income or shareholders’ equity.
2.   Recent Accounting Pronouncements
In January 2016, the FASB issued Accounting Standards Update 2016-1, Financial Instruments —  Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The update addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The amendment relates to equity securities without readily determinable fair values and will be applied prospectively to equity investments that exist as of the date of adoption of the amendments. Earlier application is permitted under certain circumstances. The amendment will be applied by means of a cumulative effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. This statement is not expected to have a material impact on the Company’s consolidated financial statements.
In February 2016, the FASB issued Accounting Standards Update 2016-2, Leases (Topic 842). The amendment to the Leases topic of the Accounting Standards Codification was to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. The amendment will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Earlier application is permitted. This statement is not expected to have a material impact on the Company’s consolidated financial statements.
In March 2016, the FASB issued Accounting Standards Update 2016-5, Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships. The amendment clarifies that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under ASC Topic 815 does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met. The amendment will be effective for reporting periods beginning after December 15, 2016. Earlier application is permitted. This statement is not expected to have a material impact on the Company’s consolidated financial statements.
In March 2016, the FASB issued Accounting Standards Update 2016-7, Investments — Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting. The amendments affect all entities that have an investment that becomes qualified for the equity method of accounting as a result of an increase in the level of ownership interest or degree of influence. The update simplifies the transition to the equity method of accounting by eliminating retroactive adjustment of the investment when an investment qualifies for use of the equity method, among other things. The amendment will be effective for reporting periods beginning after December 15, 2016. Earlier application is permitted. This statement is not expected to have a material impact on the Company’s consolidated financial statements.
In March 2016, the FASB issued Accounting Standards Update 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. Under the update, all excess tax benefits and tax deficiencies related to share-based payment awards should be recognized as income tax expense or benefit in the income statement during the period in which they occur. Previously, such amounts were recorded in the pool of excess tax benefits included in additional paid-in capital, if such pool was available. Because excess tax benefits are no longer recognized in additional paid-in capital, the assumed proceeds from applying the treasury stock method when computing earnings per share should exclude the amount of excess tax benefits that would have previously been recognized in additional paid-in capital. Additionally, excess tax benefits should be classified along with other income tax cash flows as an operating activity rather than a financing activity, as was previously the case. ASU 2016-09 also provides that an entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest (current GAAP) or account for forfeitures when they occur. ASU 2016-09 changes the threshold to qualify for equity classification (rather than as a liability) to permit withholding up to the maximum statutory tax rates (rather than the minimum as was previously the case) in the applicable jurisdictions. The amendment will be effective for reporting periods beginning after December 15, 2016. Earlier application is permitted. This statement is not expected to have a material impact on the Company’s consolidated financial statements.
In June, 2016, the FASB issued Accounting Standards Update 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The update requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendment will be effective for reporting periods beginning after December 15, 2020. The Company is evaluating the impact this amendment will have on the Company’s consolidated financial statements.

In August, 2016, the FASB issued Accounting Standards Update 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The update addresses eight specific cash flow issues with the objective of reducing the diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendment will be effective for reporting periods beginning after December 15, 2017. Early adoption is permitted. This statement is not expected to have a material impact on the Company’s consolidated financial statements.
In October, 2016, the FASB issued Accounting Standards Update 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control. This update amends the consolidation guidance on how a reporting entity that is the single decision maker of a variable interest entity (VIE) should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. The amendment will be effective for reporting periods beginning after December 15, 2016. This statement is not expected to have a material impact on the Company’s consolidated financial statements.
In November, 2016, the FASB issued Accounting Standards Update 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. The amendment will be effective for reporting periods beginning after December 15, 2017. Early adoption is permitted. This statement is not expected to have a material impact on the Company’s consolidated financial statements.
3.   Statement of Cash Flows
The Company has chosen to report its cash flows by the indirect method. Supplemental information on cash flows and non-cash transactions for the years ended December 31, 2016, 2015 and 2014 is presented as follows (in thousands):
	2016	2015	2014
Cash transactions:
Income taxes paid	$11,640	$8,750	$5,550
Interest expense paid	$11,777	$10,481	$9,453
Noncash transactions:
Real estate acquired in foreclosure or in settlement of loans	$2,373	$—	$1,657
Subordinated debt converted to common stock	$—	$12,199	$—
Debt issuance costs transferred to other borrowings	$—	$137	$—

4.   Securities Available for Sale
Securities available for sale consisted of the following at December 31, 2016 and 2015 (in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities Available for Sale
December 31, 2016:
U.S. government securities	$2,618	$—	$12	$2,606
U.S. government agency	29,864	3	323	29,544
Mortgage-backed securities	28,730	117	183	28,664
Trust preferred securities	938	—	230	708
CRA Qualified Investment Fund	1,798	—	24	1,774
	$63,948	$120	$772	$63,296
December 31, 2015:
U.S. government agency	$32,795	$—	$267	$32,528
Mortgage-backed securities	35,748	211	205	35,754
Trust preferred securities	934	—	230	704
CRA Qualified Investment Fund	1,758	5	—	1,763
	$71,235	$216	$702	$70,749

Securities with a fair value of approximately $59,523,000 and $63,773,000 at December 31, 2016 and 2015, respectively, were sold under agreements to repurchase or were pledged to secure public fund deposits, long term borrowings, or lines of credit, as required or permitted by law.
Unrealized losses and fair value, aggregated by length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2016 and 2015, are summarized as follows (in thousands):
	Continuous Unrealized Losses Existing for Less than 12 months		Continuous Unrealized Losses Existing for Greater than 12 months		Total
Securities Available for Sale	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2016:
U.S. government securities	$2,606	$12	$—	$—	$2,606	$12
U.S. government agency	24,541	323	—	—	24,541	323
Mortgage-backed securities	21,561	183	—	—	21,561	183
Trust preferred securities	—	—	708	230	708	230
CRA Qualified Investment Fund	1,774	24	—	—	1,774	24
	$50,482	$542	$708	$230	$51,190	$772
December 31, 2015:
U.S. government agency	$22,669	$126	$9,859	$141	$32,528	$267
Mortgage-backed securities	21,623	205	—	—	21,623	205
Trust preferred securities	—	—	704	230	704	230
CRA Qualified Investment Fund	—	—	—	—	—	—
	$44,292	$331	$10,563	$371	$54,855	$702

Unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. The Company does not intend to sell these securities and it is more-likely-than-not that the Company will not be required to sell prior to recovery.
Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to sell or whether it would be more-likely-than-not required to sell its investments in the issuer for a period of time sufficient to allow for any anticipated recovery. As of December 31, 2016 and 2015, no investment securities were other-than-temporarily impaired.
The amortized cost and estimated fair value of securities at December 31, 2016, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Mortgage-backed securities are shown separately since they are not due at a single maturity date (in thousands):
	Available For Sale
	Amortized Cost	Fair Value
Due less than one year	$—	$—
Due one through five years	17,618	17,574
Due over five through ten years	14,864	14,576
Due after ten years	938	708
	33,420	32,858
CRA Qualified Investment Fund	1,798	1,774
Mortgage-backed securities	28,730	28,664
	$63,948	$63,296

5.   Loans and Allowance for Loan Losses
Risk By Loan Category
To determine an appropriate allowance for loan losses, management separates loans into separate categories based on similar risk characteristics. These categories and their risk characteristics are described below:
Construction and Land Development — This category consists of loans secured by vacant land, which includes developed commercial land, undeveloped commercial land, rural land, single family residential lots, lot development loans, and interim construction for both 1 – 4 family and commercial developments. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, government regulation of real property, general economic conditions and the availability of long-term financing.
Commercial Real Estate — This category consists of loans secured by both owner-occupied and non-owner occupied commercial real estate properties and represents the largest category of the Company’s total loan portfolio. A majority of the loans in this category are secured by non-owner occupied commercial properties. The remainder of this segment is secured by owner occupied properties. The non-owner occupied portion of this category presents a higher risk profile given the reliance on third-party rental income and the successful operation of the property to service the regular payment, but overall credit risk is low. A substantial majority of these loans have adequate secondary sources of repayment through financially strong guarantors that are well known to the Company. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s portfolio are diverse in terms of type and geographic location. Loan losses in this category have been minimal.

Residential Real Estate — This category consists of loans secured by some form of both owner-occupied and non-owner-occupied residential real estate. The category includes loans for home improvement, home equity lines of credit and close-end financing for 1 – 4 family properties. Mortgage loans held for sale on the secondary market are excluded from this category. Generally, the overall credit risk in this segment of the loan portfolio is low given the nature of the collateral and the Company’s strict underwriting standards for this type of financing. The Company does not originate sub-prime mortgage loans. The higher risk area of this category is the “non-owner-occupied” portion of these loans which are often reliant on rental income as the primary source of repayment.
Commercial, Industrial and Agricultural — This category consists of all business loans secured by assets other than commercial real estate. It also includes loans for agriculture production. A substantial majority of these loans are secured by equipment, accounts receivable and inventory. The loss history in this segment of the portfolio is very low due to sufficient collateralization. The primary risk involved with this category is that the loans are typically secured by depreciable assets that may not provide an adequate source of repayment if the loan goes into default.
Loans to Nondepository Financial Institutions — This category consists of all loans to mortgage companies that specialize in mortgage loan originations and mortgage warehouse loans. It also includes loans to real estate investment trusts.
Consumer and Other — This category of loans consists of all other forms of consumer debt, including automobiles, recreational vehicles, debt consolidation, household or personal use, education, taxes, mobile homes, personal lines of credit, loans to mortgage originators, loans to non-profits and overdrafts. Overdrafts are deposit accounts that become unsecured loans when overdrawn by the deposit customer. Overdrafts are monitored by account officers on a daily basis and are often cleared within a very short period of time. It is bank policy to charge off any overdrafts that remain outstanding for more than 60 days.
Loans consisted of the following at December 31, 2016 and 2015 (in thousands):
	2016	2015
Construction and land development	$280,601	$223,309
Commercial real estate	811,278	649,109
1 – 4 family residential	234,829	203,103
Commercial and industrial	278,973	247,888
Agricultural	32,183	17,298
Loans to nondepository financial institutions	135,386	127,072
Consumer and other	18,376	19,108
Gross loans	1,791,626	1,486,887
Allowance for loan losses	(17,105)	(14,972)
Net loans	$1,774,521	$1,471,915

At December 31, 2016 and 2015, the Bank had total commercial real estate loans and construction and land development loans of  $1,091,879,000, and $871,063,000, respectively. The Bank had construction, land development, and other loans representing 115% and 112%, respectively, of total risk based capital at December 31, 2016 and 2015. The Bank had non-owner-occupied commercial real estate loans representing 379% and 356%, respectively, of total risk based capital at December 31, 2016 and 2015. Sound risk management practices and appropriate levels of capital are essential elements of a sound commercial real estate lending program (CRE). Concentrations of CRE exposures add a dimension of risk that compounds the risk inherent in individual loans. Interagency guidance on CRE concentrations describe sound risk management practices which include board and management oversight, portfolio management, management information systems, market analysis, portfolio stress testing and sensitivity analysis, credit underwriting standards, and credit risk review functions. Management believes it has implemented these practices in order to monitor its CRE. An institution which has reported loans for construction, land development, and other land loans representing 100% or more of total risk-based capital, or total non-owner-occupied commercial real estate loans representing 300% or more of the institution’s total risk-based capital and the outstanding balance of commercial real estate loan portfolio has increased by 50% or more during the prior 36 months, may be identified for further supervisory analysis by regulators to assess the nature and risk posed by the concentration.
At December 31, 2016 and 2015, the Bank had approximately $27,435,000 and $26,730,000, respectively, of energy loans included in commercial and industrial loans. These energy loans represent approximately 11% and 13% of total risk based capital at December 31, 2016 and 2015, respectively. Management believes it has implemented appropriate practices for sound underwriting and the monitoring of these loans. However, the weakening of prices within the energy industry over a prolonged period may have an adverse effect on the Bank’s profitability and asset quality.
The Company extends commercial and consumer credit primarily to customers in the state of Texas. At December 31, 2016 and 2015, the majority of the Company’s loans were collateralized with real estate. The real estate collateral provides an alternate source of repayment in the event of default by the borrower, and may deteriorate in value during the time the credit is extended. The weakening of real estate markets may have an adverse effect on the Company’s profitability and asset quality. If the Company was required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, earnings and capital could be adversely affected. Additionally, the Company has loans secured by inventory, accounts receivable, equipment, marketable securities, or other assets. The debtors’ ability to honor their contracts on all loans is substantially dependent upon the general economic conditions of the region.
Nonaccrual and Past Due Loans
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Year-end nonaccrual loans, segregated by class of loans, at December 31, 2016 and 2015, were as follows (in thousands):
	2016	2015
Construction and land development	$—	$1,355
Commercial real estate	—	—
1 – 4 family residential	60	67
Commercial and industrial	—	24
Agricultural	—	—
Loans to nondepository financial institutions	—	—
Consumer and other	—	—
	$60	$1,446

An age analysis of past due loans (including both accruing and nonaccruing loans), segregated by class of loans, as of December 31, 2016 and 2015, is as follows (in thousands):
	Loans 30 – 89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
December 31, 2016:
Construction and land development	$183	$—	$183	$280,418	$280,601	$—
Commercial real estate	280	—	280	810,998	811,278	—
1 – 4 family residential	1,831	121	1,952	232,877	234,829	121
Commercial and industrial	111	—	111	278,862	278,973	—
Agricultural	—	—	—	32,183	32,183	—
Loans to nondepository financial institutions	—	—	—	135,386	135,386	—
Consumer and other	13	1	14	18,362	18,376	1
	$2,418	$122	$2,540	$1,789,086	$1,791,626	$122
December 31, 2015:
Construction and land development	$—	$1,355	$1,355	$221,954	$223,309	$—
Commercial real estate	—	—	—	649,109	649,109	—
1 – 4 family residential	747	—	747	202,356	203,103	—
Commercial and industrial	410	—	410	247,478	247,888	—
Agricultural	—	—	—	17,298	17,298	—
Loans to nondepository financial institutions	—	—	—	127,072	127,072	—
Consumer and other	37	—	37	19,071	19,108	—
	$1,194	$1,355	$2,549	$1,484,338	$1,486,887	$—

Impaired Loans
A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured on an individual basis based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Year-end impaired loans as of December 31, 2016 and 2015 are set forth in the following table (in thousands):
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Received
December 31, 2016:
Construction and land development	$—	$—	$—	$—	$—	$578	$—
Commercial real estate	—	—	—	—	—	201	—
1 – 4 family residential	84	—	60	60	10	121	—
Commercial and industrial	240	—	240	240	50	244	15
Agricultural	—	—	—	—	—	—	—
Loans to nondepository financial institutions	—	—	—	—	—	—	—
Consumer and other	—	—	—	—	—	3	—
	$324	$—	$300	$300	$60	$1,147	$15
December 31, 2015:
Construction and land development	$1,355	$1,355	$—	$1,355	$—	$1,443	$—
Commercial real estate	—	—	—	—	—	431	—
1 – 4 family residential	85	—	67	67	10	148	1
Commercial and industrial	277	24	—	24	—	86	1
Agricultural	—	—	—	—	—	—	—
Loans to nondepository financial institutions	—	—	—	—	—	—	—
Consumer and other	11	11	—	11	—	15	—
	$1,728	$1,390	$67	$1,457	$10	$2,123	$2

Troubled Debt Restructurings
The restructuring of a loan is considered a “troubled debt restructuring” if both the borrower is experiencing financial difficulties and the creditor has granted a concession. Concessions may include interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses. The Company had no troubled debt restructurings during 2016, 2015 and 2014.
Credit Quality Indicators
As part of the ongoing monitoring of the credit quality of the Company’s loan portfolio, management tracks certain quality indicators including trends related to the risk grade of loans, the level of classified loans, the delinquency status of loans, net charge-offs, non-performing loans, and the general economic conditions in the state of Texas.
The Company utilizes a risk-grading definition system to assign a risk grade to each of its loans. Loans are graded on a scale of 1 to 9. A description of the general characteristics of the 9 risk grades is as follows:
Grade 1 — This grade includes loans with little or no risk of loss. Interest payments are protected by a large or exceptionally stable margin and principal is secured. These borrowers have a strong positive consistent cash flow, stable earnings and growth, significant net worth and sufficient liquidity to fully repay the debt.
Grades 2 and 3 — These grades include loans to borrowers of solid credit quality with moderate risk. Borrowers in these grades are differentiated from higher grades on the basis of leverage, asset quality, and the stability of the industry or market area.

Grade 4 — This grade is for “satisfactory” loans. These borrowers have acceptable financial condition and stability but are more susceptible to economic changes and greater concentration of business risk either by product or market, however borrowers demonstrate consistent profitability or strong historical cash flow; competent management but may not have been tested by cyclical market conditions.
Grade 5 — This grade includes loans on management’s “Pass/Watch list”. Pass/Watch assets are neither criticized nor classified credits. These assets have the potential for future deterioration. This grade is intended to be utilized on a temporary basis.
Grade 6 — This grade is for “Special Mention” loans. Special mention loans are considered criticized assets. These assets have the potential for future deterioration. Such loans are differentiated from a Grade 5 in terms of a higher sensitivity to severity and imminence of the potential weakness(es). If left uncorrected, these potential weakness(es) may at some future date result in the deterioration of the repayment prospects for the loan.
Grade 7 — This grade is for “Substandard” loans. Substandard loans have defined weakness(es) which make payment default or principal exposure likely but not yet certain. These loans are inappropriately protected by the current net worth and paying capacity of the borrower or the collateral pledged. Although loss may not be imminent, if the weakness(es) is not corrected, there is a distinct possibility that the Company will sustain some loss. If the likelihood of full collection of principal and interest may be in doubt these loans are placed on nonaccrual.
Grade 8 — This grade includes “Doubtful” loans. Such loans are differentiated from a Grade 7 in terms that the weakness(es) makes collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loans in this grade are carried on nonaccrual.
Grade 9 — This grade includes “Loss” loans. Such loans are considered uncollectible and of such little value that their continuance as assets is not warranted. Loss is not intended to imply that the loan or some portion of it will never be paid, nor does it in any way imply that there has been a forgiveness of debt.
The following table presents the risk category of loans by grade as of December 31, 2016 and 2015 (in thousands):
	Construction and Land Development	Commercial Real Estate	1 – 4 Family Residential	Commercial and Industrial	Agricultural	Consumer and Other	Loans to Nondepository Financial Institutions	Total
December 31, 2016:
Grade 1	$—	$176	$—	$5,963	$—	$2,121	$—	$8,260
Grade 2	—	1,016	783	2,684	548	277	—	5,308
Grade 3	32,889	158,158	36,431	64,961	6,082	2,542	124,818	425,881
Grade 4	237,688	644,416	195,429	202,490	25,553	13,436	10,568	1,329,580
Grade 5	9,558	6,308	810	1,949	—	—	—	18,625
Grade 6	—	494	1,001	342	—	—	—	1,837
Grade 7	466	710	375	584	—	—	—	2,135
Grade 8	—	—	—	—	—	—	—	—
Grade 9	—	—	—	—	—	—	—	—
	$280,601	$811,278	$234,829	$278,973	$32,183	$18,376	$135,386	$1,791,626
December 31, 2015:
Grade 1	$—	$184	$—	$12,071	$—	$1,591	$—	$13,846
Grade 2	—	8,090	91	3,879	549	465	—	13,074
Grade 3	20,560	141,026	47,897	45,154	1,790	3,007	127,072	386,506
Grade 4	197,503	486,461	153,709	176,162	14,959	13,980	—	1,042,774
Grade 5	3,891	12,190	395	9,794	—	52	—	26,322
Grade 6	—	1,158	580	154	—	—	—	1,892
Grade 7	1,355	—	431	650	—	13	—	2,449
Grade 8	—	—	—	24	—	—	—	24
Grade 9	—	—	—	—	—	—	—	—
	$223,309	$649,109	$203,103	$247,888	$17,298	$19,108	$127,072	$1,486,887

Allowance for Loan Losses
The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectability of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers’ ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make changes to the allowance based on their judgment about information available to them at the time of their examinations.
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical loss experience adjusted for qualitative factors.
The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2016, 2015 and 2014 (in thousands):
	Construction and Land Development	Commercial Real Estate	1 – 4 Family Residential	Commercial and Industrial	Agricultural	Consumer and Other	Loans to Nondepository Financial Institutions	Unallocated	Total
December 31, 2016:
Beginning balance	$3,234	$7,658	$960	$2,575	$67	$121	$277	$80	$14,972
Provision for loan losses	214	1,332	98	32	60	68	3	302	2,109
Charge offs	—	—	(21)	(214)	—	(84)	—	—	(319)
Recoveries	150	—	10	169	—	14	—	—	343
Net recoveries (charge offs)	150	—	(11)	(45)	—	(70)	—	—	24
Ending balance	$3,598	$8,990	$1,047	$2,562	$127	$119	$280	$382	$17,105
Period-end amount allocated to:
Loans individually evaluated for impairment	$—	$—	$10	$50	$—	$—	$—	$—	$60
Loans collectively evaluated for impairment	3,598	8,990	1,037	2,512	127	119	280	382	17,045
	$3,598	$8,990	$1,047	$2,562	$127	$119	$280	$382	$17,105
December 31, 2015:
Beginning balance	$3,068	$6,228	$877	$2,985	$70	$130	$135	$155	$13,648
Provision for loan losses	157	1,427	107	(117)	(3)	(4)	142	(75)	1,634
Charge offs	—	—	(30)	(407)	—	(54)	—	—	(491)
Recoveries	9	3	6	114	—	49	—	—	181
Net recoveries (charge offs)	9	3	(24)	(293)	—	(5)	—	—	(310)
Ending balance	$3,234	$7,658	$960	$2,575	$67	$121	$277	$80	$14,972
Period-end amount allocated to:
Loans individually evaluated for impairment	$—	$—	$10	$—	$—	$—	$—	$—	$10
Loans collectively evaluated for impairment	3,234	7,658	950	2,575	67	121	277	80	14,962
	$3,234	$7,658	$960	$2,575	$67	$121	$277	$80	$14,972

	Construction and Land Development	Commercial Real Estate	1 – 4 Family Residential	Commercial and Industrial	Agricultural	Consumer and Other	Loans to Nondepository Financial Institutions	Unallocated	Total
December 31, 2014:
Beginning balance	$2,482	$6,090	$779	$1,927	$63	$107	$21	$37	$11,506
Provision for loan losses	577	162	30	1,077	7	120	114	118	2,205
Charge offs	—	(30)	—	(141)	—	(110)	—	—	(281)
Recoveries	9	6	68	122	—	13	—	—	218
Net recoveries (charge offs)	9	(24)	68	(19)	—	(97)	—	—	(63)
Ending balance	$3,068	$6,228	$877	$2,985	$70	$130	$135	$155	$13,648
Period-end amount allocated to:
Loans individually evaluated for impairment	$—	$—	$17	$37	$—	$5	$—	$—	$59
Loans collectively evaluated for impairment	3,068	6,228	860	2,948	70	125	135	155	13,589
	$3,068	$6,228	$877	$2,985	$70	$130	$135	$155	$13,648

The Company’s recorded investment in loans as of December 31, 2016 and 2015 related to each balance in the allowance for loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows (in thousands):
	Loans Individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment	Total Loans
December 31, 2016:
Construction and land development	$—	$277,103	$277,103
Commercial real estate	—	795,418	795,418
1 – 4 family residential	60	233,740	233,800
Commercial and industrial	240	268,275	268,515
Agricultural	—	31,635	31,635
Loans to nondepository financial institutions	—	135,386	135,386
Consumer and other	—	12,755	12,755
Loans not subject to reserve	—	37,014	37,014
	$300	$1,791,326	$1,791,626
December 31, 2015:
Construction and land development	$1,355	$218,632	$219,987
Commercial real estate	—	636,834	636,834
1 – 4 family residential	67	202,704	202,771
Commercial and industrial	24	231,927	231,951
Agricultural	—	16,742	16,742
Loans to nondepository financial institutions	—	127,072	127,072
Consumer and other	11	12,587	12,598
Loans not subject to reserve	—	38,932	38,932
	$1,457	$1,485,430	$1,486,887

6.   Premises and Equipment
Premises and equipment consisted of the following at December 31, 2016 and 2015 (in thousands):
	2016	2015
Land	$7,751	$7,751
Building and improvements	16,955	16,955
Furniture and equipment	15,487	14,952
Construction in progress	—	301
Leasehold improvements	3,077	2,777
	43,270	42,736
Less accumulated depreciation	(17,591)	(15,712)
	$25,679	$27,024

Depreciation expense was approximately $2,147,000, $2,259,000 and $2,241,000 for the years ended December 31, 2016, 2015 and 2014, respectively.
7.   Intangible Assets
At December 31, 2016 and 2015, the Company had intangible assets in the amount of  $32,000 and $88,000, respectively. The intangible assets consist of core deposit intangibles from the acquisitions of Southwest Bank and Community Bank of Texas N.A.
The remaining amortization expense of  $32,000 related to core deposit intangibles as of December 31, 2016 will be expensed in total during 2017.
Accumulated amortization was approximately $19,204,000, $19,149,000 and $19,093,000 as of December 31, 2016, 2015 and 2014, respectively.
8.   Deposits
Deposits consisted of the following at December 31, 2016 and 2015 (in thousands):
	2016		2015
	Amount	Percent	Amount	Percent
Noninterest bearing demand accounts	$452,898	27.4	$389,284	28.7
Interest bearing checking accounts	86,521	5.2	81,622	6.0
Savings and limited access money market accounts	940,981	56.9	707,681	52.2
Certificates of deposit less than $100,000	15,831	1.0	18,896	1.4
Certificates of deposit $100,000 and greater	149,035	9.0	150,647	11.1
Individual retirement accounts less than $100,000	4,974	0.3	5,508	0.4
Individual retirement accounts $100,000 and greater	3,141	0.2	2,682	0.2
	$1,653,381	100.0	$1,356,320	100.0

At December 31, 2016 and 2015, brokered time deposits totaled approximately $93,287,000 and $93,346,000, respectively. At December 31, 2016 and 2015, brokered money market deposits totaled approximately $174,136,000 and $116,364,000, respectively. At December 31, 2016 and 2015, brokered interest bearing deposits totaled approximately $1,626,000 and $1,161,000, respectively.

At December 31, 2016, the scheduled maturities of certificates of deposit and individual retirement accounts were as follows (in thousands):
Year	Amount
2017	$124,111
2018	35,750
2019	11,127
2020	1,251
2021	742
$172,981

The aggregate amount of certificates of deposit accounts and IRAs with a minimum denomination of $250,000 was approximately $87,647,000 and $81,898,000 at December 31, 2016 and 2015, respectively.
9.   Other Borrowings
Federal Funds Purchased
Federal funds purchased are short-term borrowings that typically mature within one to ninety days. The Bank has a federal funds line of credit with an unaffiliated bank with a maximum advanceable amount up to $40,000,000 and $20,000,000 at December 31, 2016 and 2015, respectively. This line of credit has no stated maturity date but may be canceled anytime at the sole discretion of the lending bank. The line is provided on an unsecured basis, however, the lender may require the line to be fully secured at any time. There were no federal funds purchased at December 31, 2016. Federal funds purchased totaled $5,000,000 at December 31, 2015.
Federal Home Loan Bank Advances
As a member of Federal Home Loan Bank (FHLB), the Bank has the ability to borrow up to a maximum of approximately $529,464,000 and $519,205,000 at December 31, 2016 and 2015, respectively, subject to the level of Tier 1 capital, qualified pledgable first mortgage loans, and FHLB stock owned.
FHLB advances totaled $150,000,000 and $65,000,000 at December 31, 2016 and 2015, respectively. At December 31, 2016, the advances include a borrowing of  $50,000,000 that matures on January 3, 2017 and is renewed daily as necessary under normal operations. The remaining $100,000,000 of advances mature in 2018 with interest at variable rates that reprice every four weeks. Total advances have a weighted average rate of 0.57% and 0.31% at December 31, 2016 and 2015, respectively. The FHLB has as collateral on the advances a blanket floating lien on certain other assets of the Bank, including selected loans and securities.
Federal Reserve Bank
The Bank has a line of credit with the Federal Reserve Bank. As of December 31, 2016, approximately $174,478,000 of commercial loans were pledged as collateral and the available line of credit was approximately $141,954,000. As of December 31, 2015, approximately $155,081,000 of commercial loans were pledged as collateral and the available line of credit was approximately $122,227,000. There were no borrowings outstanding at December 31, 2016 and 2015.
Line of Credit
First Texas BHC, Inc. has a line of credit with an unaffiliated bank with a maximum advanceable amount up to $25,000,000 at December 31, 2016 and 2015. This line of credit matures on September 18, 2017. Advances totaled $10,000,000 at December 31, 2016. There were no advances on the line of credit at December 31, 2015. At December 31, 2016 and 2015, the interest rate on the line of credit was 3.35% and 2.83%, respectively. The Company has unamortized loan costs of  $10,000 and $25,000 in regard to this line of credit at December 31, 2016 and 2015, respectively.

10.   Repurchase Agreements
In February 2008, the Bank entered into three structured repurchase transactions with two money center banks (counterparties). These are “securities sold under agreement to repurchase” transactions with 10 year maturities. Each had an initial fixed rate for either a two or three year period, and then began floating at a rate of 7% or 8% minus the three month LIBOR rate, with a cap. Each is callable by the counterparty at any time after the initial fixed rate term. The securities sold are mortgage-backed securities issued by agencies of the U.S. Government and were sold with a margin requirement as disclosed in the table below. Since the underlying securities amortize monthly and are subject to market value fluctuations, margin calls are expected and the collateral is often exchanged by the Bank with the agreement of the counterparties.
Balance	Initial Rate	Floating Rate	Cap	Margin Requirement	Maturity
$25,000,000	1.99%	8% – 3 mo LIBOR	3.97%	108.00%	2/22/2018
15,000,000	2.59%	8% – 3 mo LIBOR	4.99%	108.75%	2/22/2018
10,000,000	1.71%	7% – 3 mo LIBOR	3.41%	106.00%	3/4/2018
11.   Junior Subordinated Debentures and Subordinated Debt
Junior Subordinated Debentures
On August 13, 2007, First Texas BHC Statutory Trust II, a Delaware statutory trust and wholly owned finance subsidiary of the Company, issued 8,000 shares of floating rate trust preferred securities at $1,000 per share for an aggregate price of approximately $8,000,000, all of which was outstanding at December 31, 2016 and 2015. These securities bear an interest rate of 2% over the three-month LIBOR. The trust preferred securities will mature on September 15, 2037. The proceeds from the sale of the trust preferred securities and the issuance of $248,000 in common securities to the Company were used by Trust II to purchase approximately $8,248,000 of floating rate junior subordinated debentures of the Company which have the same payment terms as the trust preferred securities. Distributions on the trust preferred securities and on the debentures issued to the Company are payable quarterly beginning September 15, 2007.
Except under certain circumstances, the common securities issued to the Company by the trust possess sole voting rights with respect to matters involving the entity. Under certain circumstances, the Company may, from time to time, defer the debentures’ interest payments, which would result in a deferral of distribution payments on the related trust preferred securities and, with certain exceptions, prevent the Company from declaring or paying cash distributions on the Company’s common stock and any other future debt ranking equally with or junior to the debentures. The trust preferred securities are guaranteed by the Company.
Subordinated Convertible Debt
In December 2009, First Texas BHC, Inc., offered by Private Placement Subscription Agreement to sell up to $30,000,000 in aggregate principal amount of floating rate convertible subordinated promissory notes, due March 31, 2020. The Notes were issued in the form of interest-bearing subordinated convertible promissory notes. The Notes accrued interest each quarter at a floating rate equal to the daily average of the Wall Street Journal prime rate for the immediately prior quarterly period, with a minimum interest rate of 6.50% and a maximum interest rate of 9.00% per annum upon issuance and until maturity or earlier conversion or redemption. At any time on or after March 31, 2015, the Notes were redeemable, in whole or in part, at the Company’s option. The Notes were convertible, in full or in part, into shares of common stock at a conversion ratio of one share of common stock for each $24.00 in aggregate principal amount of Notes held on the record date of the conversion. The principal amount of each Note that had not been converted or redeemed would have been payable at maturity on March 31, 2020.
In February 2015, the Board of Directors of the Company voted to redeem all $13,700,000 of the floating rate convertible subordinated promissory notes on July 15, 2015. In lieu of the redemption, all holders of the Notes had the option to convert their Notes into First Texas BHC, Inc. stock at the stated conversion ratio equal to one share of common stock for each $24.00 in aggregate principal amount of Notes held on the record date of the conversion. Of the $13,700,000 in Notes outstanding at July 15, 2015, $12,199,000 were converted to stock and the remaining $1,501,000 were redeemed in cash.

Subordinated Debt
In September 2013, First Texas BHC, Inc., offered by Private Placement Subscription Agreement to sell up to $30,000,000 in aggregate principal amount of floating rate subordinated promissory notes, due September 30, 2023, plus up to an additional $3,000,000 to cover over-subscriptions. The Private Placement Subscription Agreement offering ended December 31, 2013. Notes issued and outstanding were $22,075,000 at December 31, 2016 and 2015, respectively. The balance outstanding of  $21,969,000 and $21,954,000 in the consolidated balance sheet at December 31, 2016 and 2015, respectively, is net of unamortized loan costs of  $106,000 and $121,000.
The Notes were issued in the form of interest-bearing subordinated promissory notes. The Notes accrue interest each quarter at a floating rate equal to the daily average of the Wall Street Journal prime rate for the immediately prior quarterly period, with a minimum interest rate of 6.00% and a maximum interest rate of 8.50% per annum upon issuance and until maturity or redemption. Interest on the Notes will be paid quarterly, in arrears, on January 15, April 15, July 15, and October 15 of each year, commencing January 15, 2014, for all subscriptions accepted on or before December 1, 2013, and on April 15, 2014, for subscriptions accepted after December 1, 2013. The Notes, at the Company’s sole discretion, may be redeemed in whole or in part, on any interest payment date occurring on or after September 30, 2018 or on an earlier date in certain limited circumstances, subject to regulatory approvals. The principal amount of each Note that has not been redeemed will be payable at maturity on September 30, 2023.
12.   Income Taxes
Income taxes consist of the following (in thousands):
	2016	2015	2014
Current expense	$10,928	$8,804	$6,347
Deferred benefit	(878)	(335)	(152)
	$10,050	$8,469	$6,195

Income taxes differed from the amounts computed by applying the expected U.S. federal income tax rate to earnings before income taxes as a result of the following (in thousands):
	2016	2015	2014
Computed “expected” federal income tax expense	$9,987	$8,306	$5,972
Non-deductible expenses	100	94	89
Earnings on life insurance	(36)	(16)	(52)
State tax expense	133	83	223
Other	(134)	2	(37)
	$10,050	$8,469	$6,195

Deferred taxes were as follows at December 31, 2016 and 2015 (in thousands):
	2016	2015
Deferred tax assets:
Allowance for loan losses	$5,446	$4,699
Deferred compensation	3,053	2,464
Premises and equipment	72	—
Core deposit intangibles	2,332	2,733
Deferred loan fees	1,335	830
Unrealized loss on securities available for sale	228	170
Other	248	406
Total deferred tax assets	12,714	11,302

	2016	2015
Deferred tax liabilities:
Premises and equipment	—	215
Goodwill	6,472	5,783
Other	73	71
Total deferred tax liabilities	6,545	6,069
Net deferred tax asset	$6,169	$5,233

In assessing the recoverability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.
Included in other assets at December 31, 2016 are current income tax receivables of approximately $337,000. Included in other liabilities at December 31, 2015 are current income taxes payable of approximately $343,000.
13.   Benefit Plans
401(k) Plan
The Bank has a 401(k) plan covering substantially all employees. Maximum employee contributions to the 401(k) plan are established by law. The Company, at the discretion of the Board of Directors, matches a percentage of the employee contribution. Company contributions of approximately $1,217,000, $1,098,000 and $953,000 were made to this plan in 2016, 2015 and 2014, respectively.
Deferred Compensation Arrangements
The Company has entered into deferred compensation arrangements with certain key employees. The deferred compensation arrangements allow for discretionary deferred amounts by the Company and voluntary payroll deductions by the employee after three years of service. Deferred compensation payable totaled approximately $2,015,000 and $1,805,000 at December 31, 2016 and 2015, respectively and is included in other liabilities in the accompanying balance sheets. There was no deferred compensation expense in 2016 or in 2015 and $6,000 in 2014.
Employee Stock Ownership Plan (ESOP)
Effective in July 2009, the Company established the ESOP Plan. Under this Plan, there is an Employee Stock Ownership Trust which holds the investments of the Plan. The Company was designated as the Plan Sponsor and the Bank was designated as an Employer of the Plan. The Plan covers substantially all employees who qualify as to age and length of service. Contributions to the Plan are generally invested by the Plan in the common stock of the Company. Contributions to the Plan by the Bank are at the discretion of the Board of Directors of the Company and the Bank; however, contributions must be sufficient to pay any current obligations of the Plan.
The contributions for each year will be divided among the eligible participants employed on December 31 in the proportion that each such participant’s compensation, as defined in the Plan, for that year bears to the compensation for all such participants in the Plan. Company contributions of  $200,000, $134,000 and $109,000 were made to this plan in 2016, 2015 and 2014, respectively.
In November 2014, the ESOP purchased 37,570 shares of the Company’s common stock for $1,127,000 with proceeds borrowed from the Company. The loan is secured by the shares purchased with the proceeds and will be repaid by the ESOP with funds from the Company’s discretionary contributions to the ESOP and earnings on ESOP assets. The loan calls for the ESOP to make ten annual installments of principal and interest beginning on the last business day of September 2015. Shares purchased by the ESOP with the proceeds from the loan are allocated to participants on a pro rata basis as the loan is repaid. Any remaining unallocated shares of the ESOP are reflected in “Other Equity Components” in the accompanying Consolidated Statement of Changes in Shareholders’ Equity. At December 31, 2016 and 2015 the balance of the loan due from the ESOP was $902,000 and $1,014,000, respectively. At December 31, 2016 and 2015 the unpaid interest was approximately $27,000 and $23,000, respectively.

14.   Stock-Based Compensation Plans
Effective December 18, 2013, the Company implemented a long term incentive plan (2013 Plan) that allows for the issuance of shares of common stock pursuant to awards under this plan. The 2013 Plan provides for the granting of stock options, stock appreciation rights, restricted stock units, performance awards, dividends equivalent rights, and other awards to employees of the Company. The 2013 Plan was in addition to three existing employee compensation plans (2008 Plans) that provide for the granting of stock options (options), stock appreciation rights (SAR) and restricted stock units (RSU) to employees of the Bank. All outstanding options, SAR’s and RSU’s issued before December 18, 2013 remain governed by the 2008 Plans. At December 31, 2016 and 2015, a maximum of 1,000,000 shares of the Company’s common stock can be issued under the 2013 Plan and 2008 Plans. As of December 31, 2016 and 2015 a total of 88,935 and 169,471 shares were available for future grants, respectively.
The following is a summary of the awards outstanding at December 31, 2016 and 2015:
Stock Options
Stock options are periodically granted by the Company to key employees with an exercise price equal to the stock’s estimated fair market value at the date of grant. The stock options have varying terms and vest and become fully exercisable during various years from the date of grant.
	2016		2015		2014
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options:
Outstanding, beginning of year	684,874	$25.29	589,410	$24.48	133,684	$20.03
Granted	122,050	33.45	95,464	30.29	457,926	25.77
Exercised during the year	(630)	27.00	—	—	—	—
Forfeited during the year	(40,304)	22.66	—	—	(2,200)	23.91
Expired during the year	—		—		—
Outstanding, end of year	765,990	$26.72	684,874	$25.29	589,410	$24.48
Options exercisable, at end of year	231,748	$23.70	192,800	$22.26	126,500	$19.98
Weighted average remaining contractual life, options outstanding	7.10 years		7.54 years		8.27 years
Weighted average remaining contractual life, options exercisable	5.09 years		4.92 years		4.04 years
Weighted average fair value per option of options granted during the year	$14.77		$13.46		$11.48
The fair value of each stock option is estimated on the date of grant and when there is a change in stock value using the Black-Scholes valuation model utilizing the following assumptions. The expected term of options has been determined utilizing the “simplified” method as prescribed by the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, Share-Based Payment. The risk free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. As there was no public market for the Company’s common stock, the Company determined the volatility for options based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of options has been determined using a weighted average of the historical volatility measures of this peer group of companies. The Company has not paid and does not anticipate paying cash dividends on its common stock; therefore the expected dividend yield is assumed to be zero.

The following assumptions were used in the Black-Scholes option pricing model for stock options granted in 2016 and 2015.
	2016	2015	2014
Dividend rate	0.00%	0.00%	0.00%
Risk-free interest rate	1.67%	1.86%	2.07%
Expected life	7.3 – 7.6 years	6.2 – 7.6 years	6.5 – 7.6 years
Price Volatility	32.30%	32.30%	31.40%
Total compensation expense for options was $1,306,000, $1,108,000, and $575,000 for 2016, 2015, and 2014, respectively. At December 31, 2016, future compensation expense related to non-vested options is estimated to be approximately $4,721,000 and will be recognized over a remaining average vesting period of 4.83 years. The aggregate intrinsic value of outstanding options was $8.28 and $6.72 at December 31, 2016 and 2015, respectively. The Company may, at its sole discretion, accelerate the vesting of stock options to be fully exercisable upon a change of control of the Company.
Stock Appreciation Rights
No stock appreciation rights were granted in 2016, 2015 and 2014. Total compensation expense for SAR’s was $39,000, $13,000 and $494,000 for the years ended December 31, 2016, 2015 and 2014, respectively. The SAR’s have terms of 10 years from date of grant and vest and become fully exercisable during various years from 2009 to 2023. The SAR’s vest immediately upon the earliest of the recipient’s termination of employment due to death or disability, or a change in control of the Company.
	2016	2015	2014
Outstanding, beginning of year	13,000	13,000	331,450
Granted	—	—	—
Exercised during the year	—	—	(318,450)
Forfeited	—	—	—
Outstanding, end of year	13,000	13,000	13,000

A summary of the Company’s nonvested SAR’s and changes during 2016 and 2015 for SAR’s granted to employees is presented below:
	2016	2015	2014
Nonvested SAR’s, beginning of year	1,400	3,200	129,950
Granted during the year	—	—	—
Vested during the year	(1,000)	(1,800)	(126,750)
Exercised during the year	—	—	—
Forfeited	—	—	—
Nonvested SAR’s, end of year	400	1,400	3,200

During 2014, the Board of Directors of the Company approved certain actions designed to restructure the outstanding SAR’s. In connection with this restructuring, employees exercised 313,450 SAR’s and with the funds received purchased 77,107 shares of the Company’s common stock. In addition, the participants received options to purchase 236,343 shares of common stock under the terms of the 2013 Plan. The Company also loaned approximately $758,000 to the employees that exercised their SAR’s to fund the tax obligation resulting from this restructuring. The loans due to the Company are collateralized by the stock issued to the employees and are included in “Other Equity Components” in the accompanying Consolidated Statement of Changes in Shareholders’ Equity.
During 2016, 2015 and 2014, repayments of approximately $15,000, $18,000 and $0, respectively, were received from employees regarding the loans secured by stock that arose from the restructuring in 2014.
Restricted Stock Units
No RSU’s were granted in 2016 and in 2015. RSU’s are classified as liabilities. Total compensation expense for RSU’s was $339,000, $388,000 and $369,000 for the years ended December 31, 2016, 2015, and 2014, respectively. At December 31, 2016, future compensation expense related to RSU’s is estimated to be approximately $291,000 and will be recognized over a remaining average vesting period of 0.83 years. The RSU’s have terms of 5 years from date of grant and vest and become fully vested in 2018. The RSU’s vest immediately upon the earliest of the recipient’s termination of employment due to death or disability, or a change in control of the Company.
	2016		2015		2014
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
RSU’s:
Outstanding, beginning of year	33,809	$23.00	47,513	$23.00	54,723	$23.00
Granted	—		—		29,750
Exercised during the year	(20,415)		(13,704)		(7,210)
Forfeited during the year	—		—		(29,750)
Outstanding, end of year	13,394		33,809		47,513
Weighted average fair value per share of RSU’s at year end	$36.00		$33.00		$32.00
Weighted average remaining contractual life	0.83 years		1.17 years		1.66 years
During 2016, participants exercised 20,415 RSU’s and with the funds purchased 19,835 shares of the Company’s common stock. The Company also loaned approximately $187,000 to the participants that exercised their RSU’s to fund the tax obligation resulting from this restructuring. The loans due to the Company are collateralized by the stock issued to the employees and are included in “Other Equity Components” in the accompanying Consolidated Statement of Changes in Shareholders’ Equity.
During 2015, participants exercised 13,704 RSU’s and with the funds purchased 12,299 shares of the Company’s common stock. The Company also loaned approximately $107,000 to the participants that exercised their RSU’s to fund the tax obligation resulting from this restructuring. The loans due to the Company are collateralized by the stock issued to the employees and are included in “Other Equity Components” in the accompanying Consolidated Statement of Changes in Shareholders’ Equity.
During 2014, the Board of Directors of the Company approved certain actions designed to restructure the outstanding RSU’s. In connection with this restructuring, all RSU awards that were granted in 2014 were forfeited by the participant in return for options to purchase 74,375 shares of common stock under the terms of the 2013 Plan. Additionally, participants exercised 7,210 RSU’s and with the funds received purchased 6,796 shares of the Company’s common stock. The Company also loaned approximately $64,000 to the participants that exercised their RSU’s to fund the tax obligation resulting from this restructuring. The loans due to the Company are collateralized by the stock issued to the participants and are reflected as “Other Equity Components” in the accompanying Consolidated Statement of Changes in Stockholders’ Equity.
15.   Commitments, Contingencies and Financial Instruments With Off-Balance-Sheet Risk
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These financial instruments were as follows at year end (in thousands):
	2016	2015
Commitments to extend credit	$587,350	$410,633
Standby letters of credit	3,483	5,035
	$590,833	$415,668

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on managements’ credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, single and family residences, property and equipment and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. If the commitment is funded, the Company would be entitled to seek recovery from the customer. As of December 31, 2016 and 2015, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.
Lease Commitments
The Company leases certain office facilities under operating leases that expire at various dates through 2025. The Company has renewal options on these leases. Rent expense totaled approximately $2,043,000, $2,037,000 and $1,951,000 in 2016, 2015 and 2014, respectively. Equipment and telephone leases expire at various dates through 2017. Equipment and telephone lease expense totaled approximately $131,000, $162,000 and $157,000 in 2016, 2015 and 2014, respectively.
Future minimum lease payments for facilities under all noncancelable operating leases as of December 31, 2016 are as follows (in thousands):
Year	Amount
2017	$1,845
2018	1,506
2019	455
2020	201
Thereafter	907
$4,914

Minimum future rentals to be received on noncancelable operating leases in effect as of December 31, 2016 are as follows (in thousands):
Year	Amount
2017	$343
2018	319
2019	154
2020	—
Thereafter	—
$816

Contingencies
Various contingent assets and liabilities are not reflected in the consolidated financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the Company’s financial condition or results of income or cash flows.
16.   Concentrations of Credit
The Company maintains deposits with other financial institutions in amounts that may exceed FDIC insurance coverage. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on cash and cash equivalents.
17.   Related Party Transactions
The Company’s directors, executive officers and their affiliates were customers of, and had transactions with, the Bank in the ordinary course of business. Similar transactions are expected in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than normal risk of loss or present other favorable features. At December 31, 2016 and 2015, the aggregate amount of loans to related parties was approximately $37,399,000 and $34,810,000, respectively. During 2016, approximately $22,859,000 new loans were made and repayments totaled approximately $20,270,000. Additionally, at December 31, 2016, there were unfunded commitments to related parties of approximately $15,444,000.
18.   Fair Values Disclosures
The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:
Cash and cash equivalents
The carrying amounts of cash and cash equivalents approximate their fair value.
Securities and other equity investments
Fair values for securities excluding other equity investments, are based on quoted market prices or dealer quotes. If current quoted market price is not available, fair value is estimated using quoted market prices for similar instruments or broker pricing and bid/ask spreads. Management believes the carrying values of other equity investments such as stock in the Federal Reserve Bank, the Federal Home Loan Bank and Independent Bankers Financial Corporation generally approximate fair value.
Loans and loans held for sale
For variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of loans held for sale are based on commitments on hand from investors or prevailing market rates.
Servicing rights and interest-only receivable strips
The carrying amounts of servicing rights and interest-only receivable strips approximate their fair value.
Deposits
The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on CDs to a schedule of aggregated expected monthly maturities on time deposits.
Other borrowings
The carrying amounts of other short-term borrowings approximate fair value. The fair value of long-term fixed rate borrowings is estimated based on the present value of expected cash flows using current interest rates for similar financial instruments.
Accrued interest
The carrying amounts of accrued interest approximate their fair values.
Repurchase agreements
The carrying amount of repurchase agreements is estimated using discounted cash flow analysis based upon current incremental borrowing rates for similar types of borrowing arrangements.
Junior subordinated debentures
The carrying amount of long term variable-rate borrowings approximate fair value.
Subordinated Debt
The carrying amount of long term variable-rate borrowings approximate fair value.
Off-balance-sheet instruments
Commitments to extend credit and standby letters of credit have short maturities and therefore have no significant fair value.

The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on pertinent information available to management as of the respective balance sheet date. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein (in thousands):
		Total Estimated Fair Value
	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
December 31, 2016:
Financial assets:
Cash and cash equivalents	$189,920	$189,920	$—	$—
Securities available for sale	63,296	1,774	58,208	708
Other equity investments	12,857	—	—	12,857
Loans held for sale	4,836	—	4,836	—
Loans, net	1,774,521	—	—	1,779,709
Accrued interest receivable	4,195	4,195	—	—
Servicing rights	274	—	274	—
Interest-only receivable strips	183	—	183	—
Financial liabilities:
Deposits	1,653,381	—	—	1,652,759
Short-term borrowings	159,990	—	149,984	—
Repurchase Agreements	50,000	—	—	51,836
Junior subordinated debentures	8,248	—	—	8,248
Subordinated debt	21,969	—	—	21,969
Accrued interest payable	836	836	—	—
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—
Standby letters of credit and financial guarantees	—	—	—	—
December 31, 2015:
Financial assets:
Cash and cash equivalents	$108,839	$108,839	$—	$—
Securities available for sale	70,749	1,763	68,282	704
Other equity investments	8,773	—	—	8,773
Loans held for sale	8,903	—	8,903	—
Loans, net	1,471,915	—	—	1,482,166
Accrued interest receivable	3,450	3,450	—	—
Servicing rights	365	—	365	—
Interest-only receivable strips	279	—	279	—
Financial liabilities:
Deposits	1,356,320	—	—	1,355,995
Short-term borrowings	69,975	—	69,988	—
Repurchase Agreements	50,000	—	—	53,491
Junior subordinated debentures	8,248	—	—	8,248
Subordinated debt	21,954	—	—	21,954
Accrued interest payable	762	762	—	—
Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—
Standby letters of credit and financial guarantees	—	—	—	—

19.   Fair Value Measurements
The fair value of an asset or liability is the price that would be received to sell an asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. ASC Topic 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:
Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 Inputs — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.
Level 3 Inputs — Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.
A description of the validation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy is set forth below.
In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that assets and liabilities are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain assets and liabilities could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein.
Securities available for sale are valued at fair value on a recurring basis. The fair values of Level 1 securities are determined by obtaining quoted market prices on nationally recognized securities exchanges. The Company’s municipal and mortgage-backed securities are classified within Level 2 of the valuation hierarchy. The Company obtains these fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment spreads, credit information and the bond’s terms and conditions, among other things. The Level 3 investments consist of Trust Preferred Securities which are issued by a financial institution. Broker pricing and bid/ask spreads, when available, may vary widely.
In accordance with ASC Topic 820, certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets or liabilities required to be measured at fair value on a nonrecurring basis include impaired loans and mortgage servicing rights. Nonfinancial assets or liabilities required to be measured at fair value on a nonrecurring basis include other real estate owned.
Impaired loans (loans which are not expected to repay all principal and interest amounts due in accordance with the original contractual terms) are measured on an observable market price (if available) or at the fair value of the loan’s collateral (if collateral dependent). Fair value of the loan’s collateral is determined by appraisals or independent valuation which is then adjusted for the estimated costs related to liquidation of the collateral. Management’s ongoing review of appraisal information may result in additional discounts or adjustments to valuation based upon more recent market sales activity or more current appraisal information derived from properties of similar type and/or locale. A significant portion of the Company’s impaired loans are measured using the estimated fair market value of the collateral less the estimated costs to sell. Therefore, the Company has categorized its impaired loans as Level 3.
Other real estate owned is carried at the lower of cost or fair value less estimated selling costs. Fair value is estimated through current appraisals, real estate brokers or listing prices. As these properties are actively marketed, estimated fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.
The following table represents assets and liabilities reported on the consolidated balance sheets at their fair value as of December 31, 2016 and 2015 by level within the ASC 820 fair value measurement hierarchy (in thousands):
	Fair Value Measurements at Reporting December 31, 2016 and 2015 (in thousands)
	Assets/Liabilities Measured at Fair Value	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2016:
Measured on a recurring basis:
Assets:
U.S. government securities	2,606	—	2,606	—
U.S. government agency	29,544	—	29,544	—
Mortgage-backed securities	28,664	—	28,664	—
Trust preferred securities	708	—	—	708
CRA Qualified Investment Fund	1,774	1,774	—	—
Measured on a nonrecurring basis:
Assets:
Impaired loans	240	—	—	240
December 31, 2015:
Measured on a recurring basis:
Assets:
U.S. government agency	32,528	—	32,528	—
Mortgage-backed securities	35,754	—	35,754	—
Trust preferred securities	704	—	—	704
CRA Qualified Investment Fund	1,763	1,763	—	—
Measured on a nonrecurring basis:
Assets:
Impaired loans	1,447	—	—	1,447

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2016, 2015 and 2014 (in thousands):
	2016	2015	2014
Balance, beginning of year	$704	$701	$426
Total unrealized gains	—	—	272
Included in earnings:
Accretion on securities	4	3	3
Balance, end of year	$708	$704	$701

20.   Small Business Lending Fund Preferred Stock
On September 15, 2011 the Company entered into a Securities Purchase Agreement (the Purchase Agreement) with the Secretary of the United States Treasury (the Treasury), pursuant to which the Company issued 29,822 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C (the series C Preferred Stock), having a liquidation amount per share equal to $1,000, for a total purchase price of $29,822,000. The Purchase Agreement was entered into, and the Series C Preferred Stock was issued, as authorized by the Small Business Lending Fund program (SBLF).
The Series C Preferred Stock was entitled to receive non-cumulative dividends, payable quarterly in arrears, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate, as a percentage of the liquidation amount, could fluctuate on a quarterly basis during the first 10 quarters during which the Series C Preferred Stock was outstanding, based upon changes in the level of  “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Company. Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period had been set at 1.34%. For the second through ninth calendar quarters, the dividend rate was adjusted to between one 1% and 5% per annum, to reflect the amount of change in the Bank’s level of QSBL. If the level of the Bank’s qualified small business loans declined so that the percentage increase in QSBL as compared to the baseline level was less than 10%, then the dividend rate payable on the Series C Preferred Stock would increase. For the tenth calendar quarter through four and one half years after issuance, the dividend rate was fixed at between 1% and 7% based upon the increase in QSBL as compared to the baseline. After four and one half years from issuance, the dividend rate increased to 9%. The dividend rate as of December 31, 2015 was 1.00%.
The Series C Preferred Stock was non-voting, except in limited circumstances. If the Company missed five dividend payments, whether or not consecutive, the holder of the Series C Preferred Stock had the right, but not the obligation, to appoint a representative as an observer on the Company’s Board of Directors. The Series C Preferred Stock could be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of the Company’s federal banking regulator. The Company was permitted to repay its SBLF funding in increments of 25% subject to the approval of the Company’s federal banking regulator.
In December 2015, the Board of Directors of the Company signed a Unanimous Written Consent that approved the redemption of SBLF stock. The SBLF stock of  $29,822,000 plus accrued dividends was redeemed on January 28, 2016.
21.   Regulatory Matters
The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company and the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. The net unrealized gain or loss on securities available for sale is not included in computing regulatory capital. Management believes as of December 31, 2016 and 2015, the Company and Bank meet all capital adequacy requirements to which it is subject.
Prompt corrective action regulations for banking institutions provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2016, the most recent regulatory notifications categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.
Additionally, Basel III added a 2.5% “capital conservation buffer” which was designed for bank holding companies and banking institutions to absorb losses during periods of economic stress. The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and will be phased in over a four-year period (increasing by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019). Bank holding companies and banking institutions with capital ratios below the minimum for capital adequacy purposes plus the capital conservation buffer will face constraints on dividends, equity repurchases and executive compensation relative to the amount of the shortfall.
Actual and required capital amounts and ratios of the Bank at December 31, 2016 and 2015 are presented below (in thousands):
	Actual		Minimum Required for Capital Adequacy Purposes		Minimum for Capital Adequacy Purposes Plus Capital Conservation Buffer		Minimum to be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2016:
Total capital to risk weighted assets
Consolidated	$237,002	12.008%	$157,896	8.00%	$170,232	8.625%	$197,371	10.00%
Bank	243,865	12.370%	157,720	8.00%	170,042	8.625%	197,150	10.00%
Tier 1 (core) capital to risk weighted assets
Consolidated	197,928	10.028%	118,422	6.00%	130,758	6.625%	157,896	8.00%
Bank	226,760	11.502%	118,290	6.00%	130,612	6.625%	157,720	8.00%
Common Tier 1 (CET1)
Consolidated	189,928	9.623%	88,817	4.50%	101,152	5.125%	128,291	6.50%
Bank	226,760	11.502%	88,718	4.50%	101,039	5.125%	128,148	6.50%
Tier 1 (core) capital to average assets
Consolidated	197,928	10.037%	78,879	4.00%	78,879	4.000%	98,599	5.00%
Bank	226,760	11.530%	78,695	4.00%	78,695	4.000%	98,369	5.00%
December 31, 2015:
Total capital to risk weighted assets
Consolidated	$244,493	15.13%	$129,299	8.00%	N/A	N/A	$161,624	10.00%
Bank	198,189	12.30%	128,948	8.00%	N/A	N/A	161,185	10.00%
Tier 1 (core) capital to risk weighted assets
Consolidated	207,567	12.84%	96,974	6.00%	N/A	N/A	129,299	8.00%
Bank	183,217	11.40%	96,711	6.00%	N/A	N/A	128,948	8.00%
Common Tier 1 (CET1)
Consolidated	169,745	10.50%	72,731	4.50%	N/A	N/A	105,056	6.50%
Bank	183,217	11.40%	72,533	4.50%	N/A	N/A	104,770	6.50%
Tier 1 (core) capital to average assets
Consolidated	207,567	12.47%	66,555	4.00%	N/A	N/A	83,194	5.00%
Bank	183,217	11.00%	66,370	4.00%	N/A	N/A	82,962	5.00%

22.   Parent Company Only Condensed Financial Information
Condensed Balance Sheets
December 31,
(in thousands)
	2016	2015
Assets
Cash and cash equivalents	$642	$40,567
Investment in banking subsidiaries	262,457	219,241
Other asets	4,347	7,415
Total assets	$267,446	$267,223
Liabilities and equity
Debt	$40,207	$30,177
Accrued expenses and other liabilities	396	448
Shareholders’ equity	226,843	236,598
Total liabilities and shareholders’ equity	$267,446	$267,223

Condensed Statements of Income and Comprehensive Income
Year Ended December 31,
(in thousands)
	2016	2015	2014
Equity in earnings of subsidiaries	$20,017	$16,858	$12,751
Interest expense	(1,815)	(2,024)	(2,418)
Other expense	(297)	(453)	(260)
Income before income tax benefit	17,905	14,381	10,073
Income tax benefit	714	830	893
Net income	18,619	15,211	10,966
Change in net unrealized loss	(108)	(2)	1,203
Total comprehensive income	$18,511	$15,209	$12,169